Exhibit 16.1

Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984
702.362.0540 fax

VIA FACSIMILE

March 3, 2005

Mr. Kent Carasquero
President
Casino Entertainment Television, Inc. (formerly ReserveNet, Inc.)
2 Cross Brook Road
Livingston, NJ 07039

Dear Mr. Carasquero,

We hereby resign as principal auditor for Casino Entertainment Television, Inc. (formerly ReserveNet, Inc.) effective the date of this letter of notice.

This is also to confirm that the client-auditor relationship between Casino Entertainment Television, Inc. (formerly ReserveNet, Inc.) (Commission File Number 000-49838) and Beckstead and Watts, LLP has ceased.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP

cc:	Office of the Chief Accountant SECPS Letter File Securities and Exchange Commission Mail Stop 9-5 450 Fifth Street, N.W. Washington, D.C. 20549